Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Prometheus PubCo Inc. and Presidio Investment Holdings LLC of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of Presidio (as defined in the Registration Statement) upon the completion of the Business Combination (as described in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 5, 2025

By:	/s/ Christopher L. Hammack
Name:	Christopher L. Hammack